Conference Call Transcript
CSC - Q3 2012 Computer Sciences Corp Earnings Conference Call
Event Date/Time: February 8, 2012 / 04:00PM  GMT

CORPORATE PARTICIPANTS

 Bryan Brady CSC - VP of IR

 Mike Laphen CSC - Chairman, President and CEO

 Mike Mancuso CSC - VP and CFO

CONFERENCE CALL PARTICIPANTS

 David Grossman Stifel Nicolaus - Analyst

 Bryan Keane Deutsche Bank - Analyst

 Nathan Rozof Morgan Stanley - Analyst

 Darrin Peller Barclays Capital - Analyst

 Keith Bachman Bank of Montreal - Analyst

 Jason Kupferberg Jefferies & Company - Analyst

 Ashwin Shirvaikar Citigroup - Analyst

 Tien-Tsin Huang JPMorgan - Analyst

 Joseph Foresi Janney Montgomery Scott - Analyst

 Moshe Katri Cowen & Company – Analyst

 PRESENTATION

Operator

 Good day, everyone, and welcome to the CSC fiscal year 2012 earnings conference call. Today's call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Bryan Brady, Vice President of Investor Relations. Please go ahead, sir.

 Bryan Brady - CSC - VP of IR

 Thank you, Operator. Well, good morning, ladies and gentlemen, and welcome to CSC's earnings call for the third quarter of our fiscal year 2012. We issued our financial results earlier this morning, so hopefully, you've had a good opportunity to review them.

With me today are Michael Laphen, our Chairman and Chief Executive Officer, and Mike Mancuso, our Chief Financial Officer. As usual, this call is being webcast at csc.com, and we've also posted slides to our website to accompany our discussion.

So moving to slide 2, you'll see a reminder that statements made during this call that are not historical facts may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these risks and uncertainties is contained in the Company's filings with the SEC. Copies of these filings are available from the SEC, also from our website and from our Investor Relations Department.

On slide 3, you'll see our acknowledgement that CSC's presentation includes certain non-GAAP financial measures. And so in accordance with SEC rules, a reconciliation of these metrics to GAAP metrics is included in the tables of the earnings release and in the Appendix to our slides. Both documents are available for your review at the Investor Relations section of the CSC website.

Finally, I'd like to remind our listeners that CSC assumes no obligation to update the information presented on this conference call, except, of course, as required by law.

Now if you'll kindly move to slide number 4, I'm pleased to turn the call over to Mike Laphen.

 Mike Laphen - CSC - Chairman, President and CEO

 Thank you, Bryan. Good morning, ladies and gentlemen, and thank you for joining us today. First, I'd like to extend my personal welcome to Mike Lawrie as CSC's next President and CEO. I and the entire management team will do all we can to ensure a smooth, efficient transition, and we look forward to the Company's future success under his leadership.

Now turning to the NHS program. We remain in discussions with UK government officials to reach a satisfactory way forward. Once these discussions conclude, with or without agreement, we will issue an 8-K announcement with appropriate disclosure. As indicated in this morning's press announcement, our third-quarter results include the charge to the NHS program disclosed in our 8-K announcement of 27 December, 2011.

Turning to new business, we continued to see strong improvement year-over-year in our new business performance, with a third-quarter TCV bookings totaled $4.1 billion. Year-to-date, through the first three quarters, we have recorded $13 billion in bookings, a 26% increase over the same period in fiscal year '11.

Currently, we have a total of $12 billion in submitted proposals awaiting decisions of which $8 billion are for opportunities scheduled for award in our fiscal year '12. While some of these opportunities will undoubtedly slip into fiscal year '13, we expect a continuation of our solid bookings performance in the fourth quarter and for the full fiscal year.

Our North American Public Sector's fiscal year '12 third-quarter top-line results continue to reflect the ongoing uncertainty in government budgets and the day-to-day difficulties our clients are facing in awarding new initiatives. While Congress has enacted an appropriations bill for government fiscal year 2012, eliminating the possibility of a government shutdown through the first half of our fiscal year '13, the Super Committee, empowered by the Budget Control Act of 2011, failed to reach agreement, triggering sequestration. While the ultimate impacts of sequestration are subject to debate, the industry is reaching consensus that anticipates low to mid-single digit revenue declines. We would concur with that perspective.

NPS's Q3 operating margin of 4.3% is net 4 percentage points of negative impacts that result from two specific programs. These relate to the curtailment of a large US Department of Defense program that is undergoing a client-driven change in direction, and the execution of a firm fixed price contract with a US government civilian agency. We anticipate that the fourth-quarter NPS margin performance will return to the high-single digit level.

Our commercial business delivered year-over-year growth of 4.4% year-to-date and 2.5% for the quarter as reported and exclusive of the NHS impairment. With the start-up of several new contracts, regional growth was particularly strong in Asia and Australia. For the third quarter, BSS growth of 5% year-over-year, exclusive of the NHS impairment, drove the top-line growth of the commercial business. On a year-to-date basis, BSS growth, exclusive of the third quarter and NHS reduction, is 5.1% in constant currency.

Geographically, BSS saw positive demand for its services in the Americas and a weakening market in EMEA, particularly on the continent. Exclusive of NHS, we expect BSS to continue to deliver modest growth in the fourth quarter.

Our MSS business continued to improve its sequential operating margin performance. The new leadership team delivered a margin of 6.5% in the third quarter, which results from a 140% sequential improvement in operating income performance. Their result compares to last year's third-quarter margin performance of 6.7%. We expect the favorable trend in sequential margin improvement to continue in the fourth quarter.

So, looking forward to the fourth quarter, we anticipate solid bookings, margin improvement across all three lines of business, and another quarter of positive cash performance.

I'll now turn it over to Mike Mancuso for more details on the financials.

 Mike Mancuso - CSC - VP and CFO

 Thanks, Mike, and good morning, ladies and gentlemen. The essence of this quarter's performance and positioning centers around the items noted on my first chart -- in your case, chart 7. I'll highlight our bookings, the NHS accounting, margin performance, and cash flow.

We feel good about the $4 billion in new business bookings and the fact that we have achieved $13 billion year-to-date through December. As you can see from chart 8, quarter-over-quarter and year-over-year, we are well ahead of last year, particularly in our commercial business, and principally in MSS. Visibility into our fourth-quarter pipeline suggests the potential for a comparable outcome in the fourth quarter.

Chart 9 lays out selected P&L data for the quarter, showing our actual results, but then separating out the NHS write-down and the goodwill write-off in BSS healthcare to reflect how the basic business performed. The specified contract charges the NHS program and the $204 million revenue reduction arises from the write-off of billed and unbilled NHS receivables.

The $1.485 billion OI reduction is just about the entire balance in balance sheet investment in the NHS program, as we identified in our 8-K of December 27. Also, during the quarter, the BSS Health reporting unit experienced a loss of a significant customer through a merger and did not win some anticipated new business, thus reducing forecasted earnings considered a triggering event for a goodwill impairment test. The net result of the analysis resulted in a write-off of the remaining BSS healthcare goodwill of $60 million, all of which is described in detail in our 10-Q.

While not noted on the chart, the tax rate for the quarter is dynamically affected by current and prior period write-offs, and is not representative of what might be expected in future periods.

Chart 10 displays revenue by line of business with year-over-year comparisons. The NHS $204 million revenue adjustment is netted in the Q3 FY '12 BSS revenue of $740 million, resulting in almost an 18% year-over-year decline. Absent that adjustment, BSS revenue would have increased about 5% on both a GAAP and a constant currency basis.

Chart 11 reflects the operating income by line of business for the quarter. Again, the Q3 FY '12 BSS operating income includes the $1.5 billion NHS write-off. Excluding the NHS charge, BSS operating income would be $48 million or 5.1%. That 5.1% includes the intangible purchase accounting amortization from the iSOFT acquisition, which was not in the 9.5% margin rate last year. MSS is about comparable to last year, and NPS at 4.7% includes roughly $50 million of contract charges, which are described in our 10-Q.

Chart 12 displays selected balance sheet items with a comparison to last year. Cash is lower this year by $700 million, primarily the result of acquisitions. Receivables are lower, due to the NHS write-off and the LMP contract settlement. The reduction in prepaids, or WIP, is the NHS write-down. The goodwill impairment in the second and third quarter accounts for the lower goodwill balance. On the liability side of the balance sheet, the reduction in deferred revenue is primarily the NHS refund of the advance payment in the second quarter of this fiscal year.

Free cash flow in the quarter was $499 million, driven by a significant reduction in receivables, as shown on chart 13. DSOs dropped by 10 days sequentially. In fairness, this is a good news/bad news story. The good news was the receipt of the cash from the LMP settlement. The bad news is that the NHS receivable write-off, which was part of the $1.5 billion charge, also contributed to the reduction.

So, in summary, what's the takeaway from this quarter? First of all, to understate the obvious, there are lots of moving parts, and it's difficult for you to assess whether our fundamental outlook is improving. In my view, it is. The bookings are encouraging. We are seeing commercial revenue growth in BSS, our growth engine. Although the NHS contract future is uncertain, the large balance sheet exposure has been addressed through the non-cash charge. NPS margin for the quarter is disappointing, but we expect a fourth-quarter recovery.

MSS margin has improved sequentially, which is two quarters in a row, with the potential for further improvement in the fourth quarter. And overall, cash flow was good and our debt was reduced. We had $900 million in cash and $1.5 billion undrawn bank line.

One final prepared comment with regard to my personal plans. My informal understanding when I signed on in early December of 2008 was that I would serve three to four years. I'm excited by the announcement of Mike Lawrie as our new CEO. I think that bodes well for the future of the Company.

It's been my honor and pleasure to serve Mike Laphen. To facilitate a smooth transition, I will stay until we file our 10-K for this fiscal year, which is approximately mid to late May. This will allow Mr. Lawrie time to settle in and select my successor. To facilitate that process, an executive search firm has been engaged to identify potential candidates.

With that said, I'll turn it back to Bryan to start the Q&A.

 Bryan Brady - CSC - VP of IR

 Thank you very much, Mike. Well, ladies and gentlemen, we are ready to move into our Q&A session. Operator, could you please pass your instructions to our guests?

 QUESTION AND ANSWER

Operator

 (Operator Instructions). David Grossman, Stifel Nicolaus.

 David Grossman - Stifel Nicolaus - Analyst

 Just a couple of follow-up details on the quarter. I guess the first thing is, Mike, you mentioned a benefit from a receivable settlement in the quarter. Can you give us an idea of how much that amounted to and how that impacted free cash flow?

 Mike Mancuso - CSC - VP and CFO

 Yes, David. If you reflect back on the -- earlier in the year, where we settled the government contract dispute, we had a billed receivable recorded in the second quarter of roughly $275 million, that was a product of that settlement agreement. So it was sitting in receivables at the end of the second quarter of this year, and we collected it in the third quarter of this year.

 David Grossman - Stifel Nicolaus - Analyst

 Was that a pretax or an aftertax number, the $275 million?

 Mike Mancuso - CSC - VP and CFO

 $277 million would have been pretax to the extent there was earnings associated with it; but if you will recall on the contract settlement, we also wrote off something like $270 million or so of costs associated with it. So I guess roundabout, you could think about it as being aftertax.

 David Grossman - Stifel Nicolaus - Analyst

 Okay. And then in terms of NHS, should we -- was there any free cash flow outflow on that contract as a result of the inability to reach an agreement? And is there anything we should think about in terms of the impact on free cash flow generation going forward, now that the contract is likely to be rescoped?

 Mike Mancuso - CSC - VP and CFO

 David, we have an existing contract. We have an installed base. We are conducting operating and maintenance activities on what has already been installed out there. So we are incurring costs and recording revenue accordingly, and will do so for future periods.

Relative to the development work on the contract, that's rapidly coming to a close. We have to complete our obligations under the contract. So, there is costs being incurred as we speak -- not huge sums, but there is costs being incurred as we conclude the development activities under the contract. So there is an outflow and it's not significant, and it's dictated by our obligations under the existing contract.

 David Grossman - Stifel Nicolaus - Analyst

 But is the $150 million of maintenance revenue, I think, in round numbers, I think, Mike Laphen, that's a number you have referenced in the past. Is that still a good number to think about, in terms of revenue from the maintenance elements of the contract?

 Mike Laphen - CSC - Chairman, President and CEO

 Yes, sans any incremental development fielding deployments, yes, that's a good number.

 David Grossman - Stifel Nicolaus - Analyst

 Okay. And just one other financial question is, I know the tax rate is a moving target here, but I guess, first, do we have any visibility on what the GAAP tax rate should be for next year? And will there be any material difference, at least where we sit now, between what the GAAP and the cash tax rate would be for next year?

 Mike Mancuso - CSC - VP and CFO

 David, to be perfectly honest with you, our visibility is a little bit clouded, not understanding at this point what may or may not develop out of the NHS contract discussions. So, if you're looking for a guide, I'd tell you that you should think in terms of, as I've said in the past, low 30%. As we sit now, I'm not aware of any dynamic, large settlements, activities, et cetera, et cetera, that are going to have a dramatic effect on the tax rate.

But, as I said, we're not prepared to give out guidance for next year. A lot of the NHS activities, et cetera, will have some impact on the tax rate, among other things. So, I'd say, keep your powder dry at this point in time, David. If you're thinking in terms of your model, I'd say be patient; we're not there yet.

 David Grossman - Stifel Nicolaus - Analyst

 Okay. And if I could just ask one other question just about the -- Mike Lawrie's appointment. Can you share with us just the -- perhaps the Company's thinking in terms of what they saw in him and his background that made him the right candidate for this job?

 Mike Laphen - CSC - Chairman, President and CEO

 Well, David, I'd point you to the press release and Irv Bailey's comments in that regarding his in-depth experience. He has experience with IBM more than 25 years, global experience; a recent CEO. So, I think he brings the depth and breadth that we were looking for to move into this slot.

 David Grossman - Stifel Nicolaus - Analyst

 Okay. Great. Thank you.

 Bryan Brady - CSC - VP of IR

 Thanks, David. Next, Operator.

Operator

 Bryan Keane, Deutsche Bank.

 Bryan Keane - Deutsche Bank - Analyst

 Mike, thank you. So just looking at last quarter's slides, you were talking about $0.62 pro forma for earnings for 3Q and then $1.40 for 4Q. I guess, putting the NHS contract aside, how do the results in 3Q compare to that? And then how about for the $1.40 expectation for Q4?

 Mike Mancuso - CSC - VP and CFO

 Well, let me take the latter first. Q4, we're not going to stick our necks out on Q4 right now, Bryan, for all the reasons I mentioned before.

Relative to the, call it, pro forma guidance of last quarter and the $1.50-something, we've reported this quarter something like $1.35 EPS. There is $0.80-plus of benefit in that $1.35 from the tax effect of prior-quarter and current-quarter write-downs, et cetera.

So I think in terms of trying to do an apples-and-apples comparison, we'd probably come out on a comparable basis somewhere plus $0.50, $0.55 this quarter, relative to the $0.64 or $0.68 or whatever our guidance was for the quarter a year ago -- or a quarter ago. And the principal difference in that are the write-offs that I referred to, contract write-offs in our NPS segment. As you read the Q, there's over $50 million of charges on two particular contracts in NPS that diluted our earnings, and on a comparable basis, would have had -- would have accounted for the impact in EPS from our pro forma.

 Bryan Keane - Deutsche Bank - Analyst

 Okay. Just one quick follow-up. In the last 10-Q, I think there was a mention of the Audit Committee looking into POC accounting inside of North America. Any update on that? And can you give us an idea of how much POC accounting accounts for CSC's financials?

 Mike Mancuso - CSC - VP and CFO

 Again, on the latter, I don't have a number to throw out on how much is POC. I think your question more or less really vectors in on what is the status of the SEC investigation. So let me address that now and for everybody, so we don't get into further questions in this regard.

Look, it's an ongoing investigation. It will be over when it's over. We can't predict when that end will come. As we disclosed last quarter, besides the Nordic region and Australia, the investigators are looking at our Americas Outsourcing organization, and certain percentage of completion contracts across the corporation, including the NHS contract.

The adjustment schedules that you'll see in our 10-Q have been updated to reflect a handful of immaterial, unintentional accounting errors surfaced in the third quarter that should have been recorded in the first and second quarter of 2012. At this moment, we are not aware of any new material issues or any expansion of the investigation. And beyond that -- that's really all I can say about it, Bryan.

 Bryan Brady - CSC - VP of IR

 Okay. Thank you, Bryan. Operator, our next question, please.

Operator

 Nathan Rozof, Morgan Stanley.

 Nathan Rozof - Morgan Stanley - Analyst

 Thanks for taking my question. You addressed the go-forward revenues related to NHS from the maintenance business. I was wondering if you could give us some insight into what impact the development revenues had in this fiscal year -- i.e., how much revenue you incurred this fiscal year related to development for NHS?

 Mike Mancuso - CSC - VP and CFO

 Yes, I can't give you a specific number, Nathan, but in the past, we have said that NHS revenue approximated 2% to 3% of our annual revenue. So if you take that gross number and you back out $150 million, that would give you an approximation of development. But keep in mind that development is now perturbated by the discussions and the charge we took, and whatever happens in the fourth quarter. So you're going to have a difficult time, as we would have a difficult time, trying to articulate a development revenue for the contract until there's a conclusion of discussions one way or another.

 Nathan Rozof - Morgan Stanley - Analyst

 Okay. And then how should we think about the margin and free cash flow outlook for the firm, ex-NHS? Just based on the assumption that NHS would have likely been higher than average profitability, and because of the fact that you've taken a write-down of the assets on the balance sheet that would have, I guess, theoretically converted to cash over the remainder of the contract.

 Mike Mancuso - CSC - VP and CFO

 Nathan, again, it gets in the area of guidance and we're not in a position to offer guidance at this point. We're doing our budgeting this quarter, late February/March time-frame, where we'll have our hands around numbers. Generally speaking, as we have in the past, we expect to be cash positive; have respectable cash flows going forward. But beyond that, we can't quantify until we know where we are in the large contract situation.

 Nathan Rozof - Morgan Stanley - Analyst

 Okay. Well, then, let me just ask maybe one that isn't NHS-related, just for clarification. You talked about the opportunities for margin expansion in the fourth quarter. I'm just wondering if you could give us any more insight into what's going to drive that margin expansion? And then potentially, if there could be any impact to NPS profitability, if we do hit that sequestration scenario that you pointed to? I appreciate the clarity. Thank you.

 Mike Mancuso - CSC - VP and CFO

 The sequestration impacts will probably affect more FY '13 right now. We're seeing whatever effects it may have had in FY '12. Margin expansion in the fourth quarter is the result of our focus and the new team in MSS's focus on the performance issues inside MSS. So, things aren't going to be fixed overnight, but things are being fixed as we go along. And we expect that some of the problems of the past will not repeat themselves.

 Nathan Rozof - Morgan Stanley - Analyst

 Thank you.

 Bryan Brady - CSC - VP of IR

 Thanks, Nathan. Next, Operator, please.

Operator

 Darrin Peller, Barclays Capital.

 Darrin Peller - Barclays Capital - Analyst

 Just two questions. First, just on the government business overall. Can you give us a little color on what you're actually seeing now? I mean, there's obviously been a lot of headlines around budget deficits and the like, and trying to improve that from the federal US government side. So any thoughts there? Maybe if you have any color on Europe as well would be helpful. And then I just have one follow-up on the model.

 Mike Laphen - CSC - Chairman, President and CEO

 Well, with respect to the federal business, I tried to give you a little bit of color of that in my opening comments. There's -- it continues to be a dynamic environment. There's obviously pressures on the defense budget. I think as you look at the industry in general, and those reporting their numbers for the past quarter, you tend to see low to mid-single-digit reductions.

I think, for us, on a sequential basis, we probably will be fairly stable from third quarter to fourth quarter, but I think we still expect to see some erosion next year. I think that's just the likely outcome of the ongoing pressures.

Europe, we have seen some slowdown in our BSS work, our project work, particularly in the financial services market, in the banking, in particular. We're not overly exposed to that. Our financial services is more driven by the insurance industry as opposed to the banking. But in Germany, we have a reasonable banking business and also in France. So, on the continent, we're seeing somewhat of the impact of the instability in the banking world on the continent.

 Darrin Peller - Barclays Capital - Analyst

 Okay. Just quick -- one quick follow-up under the G&A, maybe for Mike Mancuso. The corporate G&A number obviously had a nice decent sequential drop to around the mid-$40 million range this quarter. Is that what we should be -- I mean, I know a lot of that was spent on the legal issues you've been going through, but -- and it jumped a lot the quarter before to the $60 million-plus range. So is the $40 million range now more appropriate?

 Mike Mancuso - CSC - VP and CFO

 Probably, Darrin -- we still have investigation costs that are perturbating the G&A, so I'd anticipate perhaps an increase in the fourth quarter relative to next year. Again, too early to say what the status is going to be. The timing of billings, et cetera, have a lot to do with the pattern of G&A spending.

 Darrin Peller - Barclays Capital - Analyst

 Okay.

 Bryan Brady - CSC - VP of IR

 Thank you, Darrin.

 Darrin Peller - Barclays Capital - Analyst

 Thanks, Mike.

 Bryan Brady - CSC - VP of IR

 Operator, next please.

Operator

 Keith Bachman, Bank of Montreal.

 Keith Bachman - Bank of Montreal - Analyst

 Thank you for taking the question. I had a couple, if I could. Could you speak to what the -- any anticipated charges are that would be incremental for the upcoming quarter? Or even if you wanted to mention longer-term, but really in the upcoming quarter. How should we be thinking about incremental charges from what you just announced?

 Mike Mancuso - CSC - VP and CFO

 Keith, not sure we totally understand your question. Incremental charges on the NHS program? What are you referring to?

 Keith Bachman - Bank of Montreal - Analyst

 Well, more broadly than that. There was a number of different charges on contracts in the NHS program. Is there just anything -- headcount reductions, anything that we should be thinking about more broadly than just NHS, as we look at the upcoming quarter?

 Mike Mancuso - CSC - VP and CFO

 Not at this juncture. We're not prepared to make any projections, relative to all the bookkeeping that needs to be done on the contracts in question has been done. We're not anticipating, but it's a dynamic environment with hundreds of contracts, so.

 Keith Bachman - Bank of Montreal - Analyst

 Okay. All right, then, if I could follow-up, is there -- with the new executive appointment, is there any -- a broader question -- is there any restrictions associated with his coming onboard? And more specifically, many times when new leadership comes onboard, for instance, there's changes at the Board of Directors level. Is there any restrictions that we should be aware of associated with his coming onboard?

 Mike Laphen - CSC - Chairman, President and CEO

 Not that I'm aware of, no.

 Keith Bachman - Bank of Montreal - Analyst

 Okay. Thank you.

 Bryan Brady - CSC - VP of IR

 Thank you, Keith. Operator?

Operator

 Jason Kupferberg, Jefferies.

 Jason Kupferberg - Jefferies & Company - Analyst

 Just a follow-up on NHS. I know it's been very difficult to pinpoint timing of certain milestones, and obviously trying to get the MOU done, but I'm guessing at this point, you guys must have some rough general sense of when you think this might get resolved. So any insight you can provide there? And maybe as part of that answer, just talk a little bit about what you guys see as being the drivers of some of the delays here, which obviously have dragged on a bit longer than anyone would have anticipated, understanding that a lot of this has really been outside of your control.

 Mike Laphen - CSC - Chairman, President and CEO

 Well, I guess what I'd say is that we've been engaged in the discussions, as you know, for some time, but recently, with the officials from the NHS as well as representatives from other relevant government departments. And I'd say these discussions have evolved into a potential go-forward framework that is currently in the government's review process. Would love to be able to give you a reliable timeline, but haven't been able to do that in the past.

So I think all I can say is that it's in the review process, and that as soon as we have something back from them, we will issue an 8-K and move from there. So, I'd like to give you more certainty than that, but that's about what I can give you at this point in time.

 Jason Kupferberg - Jefferies & Company - Analyst

 And then just a follow-up, I think you had mentioned in BSS there was a lost customer or maybe two, I'm not sure if I caught the prepared remarks properly on that. But can you give us some sense as how big these customers were in the context of the overall BSS business? Because I know it did trigger the goodwill write-down.

 Mike Mancuso - CSC - VP and CFO

 It wasn't astronomical by any stretch, Jason, but it was a meaningful -- and it really affected our forecast of future revenues and cash flows, and how that would filter through a goodwill impairment analysis. So you shouldn't think of it as a huge impact; but BSS Healthcare is not a small business unit, but it's not very large either in that regard. So, I wouldn't think of it as staggering impact to the Corporation going forward.

  Jason Kupferberg - Jefferies & Company - Analyst

 Okay. More of an incremental headwind? Okay. Thanks.

 Bryan Brady - CSC - VP of IR

 Thanks, Jason. Operator, next, please.

Operator

 Ashwin Shirvaikar, Citi.

 Ashwin Shirvaikar - Citigroup - Analyst

 A couple of questions. One is the decrease in DSO, while it's a good step, is it sustainable, and why? -- is my first question.

And then the second one was on -- you said NPS margin decoding and I'm wondering is that margin decoding more related to any of your specialty cost cuts you're doing? Or what it's related to? Why should we expect that?

 Mike Mancuso - CSC - VP and CFO

 Just to clarify, Ashwin, your second comment is around NPS?

 Ashwin Shirvaikar - Citigroup - Analyst

 NPS, yes.

 Mike Mancuso - CSC - VP and CFO

 Okay. Relative to the receivables, you know, I'd refer you to the chart that shows you the absolute trend in receivables. Historically, we had been carrying a significant claim receivable on the government settlement, that was inflating our days receivable and pushing us into the high 80's, low 90's. That is behind us now. Then we had the impact of the NHS contract and delays in collecting introduced through the negotiations and the MOU process.

I think, and this is opinion, going forward, assuming our mix of business stays relatively constant the way we are in mix of contracts, our receivables should be in the low 70's, high 60's. Now that, obviously, we're right now somewhere in the mid-70's, so to speak. I think there's room for improvement and I think we can get there, but as you can see, it's going to be a function of time.

As far as NPS is concerned, there were one-off charges on major contracts, unique circumstances around each one. Don't anticipate them repeating. Yes, NPS is involved, constantly, in cost controls, cost reduction, et cetera, et cetera. As the uncertainty around the defense budget continues relative to next year, we will be positioned to take action on the cost side of the equation to size the business properly, with the revenue stream that we anticipate. So I would look for activities on our part constantly to improve the NPS margins.

I would also add that a portion of NPS's business, not insignificant, is cost reimbursable. So reducing costs makes us more competitive, but it doesn't drop the reduction to the bottom-line. So again, you've got to filter all that through the equation, but cost performance and cost competitiveness is on the forefront of our focus in NPS.

 Bryan Brady - CSC - VP of IR

 Okay, thank you, Ashwin. Operator, do we have another question?

Operator

 Yes. Our next question will come from Tien-Tsin Huang with JPMorgan. Your line is open.

 Tien-Tsin Huang - JPMorgan - Analyst

 Thanks, Bryan. It's Tien-Tsin. I just wanted to ask about the guidance and how you're thinking about the timing on issuing the guidance. Will you update it -- will you basically update it in conjunction with the 8-K around NHS? Or are you going to wait beyond that for the new CEO, or the quarter, or the 10-K? I'm just trying to understand the timing of when we might expect that in relation to the NHS.

 Mike Mancuso - CSC - VP and CFO

 Well, it may come in two parts. Our first 8-K will be to inform our investors relative to the status of the discussions on the NHS contract.

The second part of that will be to factor in, as best we can, what the financial impact of those discussions are. So, without making a commitment, it could come in two parts. It frankly depends on the clarity we receive relative to our current discussions. But certainly -- our end date for guidance for next year, obviously, would be our May earnings call. If we can do anything before that to help clarify the situation, we will.

 Tien-Tsin Huang - JPMorgan - Analyst

 Okay. So, two stages, makes sense, Mike. Makes sense. Just on, I guess I'll ask another NHS question, just around iSOFT and that acquisition. Anything in the charge related to the iSOFT deal? And what's the outlook on iSOFT in isolation here?

 Mike Laphen - CSC - Chairman, President and CEO

 Nothing related to iSOFT, I believe, right? Yes. Go ahead, Mike.

 Mike Mancuso - CSC - VP and CFO

 There was a small piece of -- when we acquired iSOFT, a small portion of the iSOFT goodwill was allocated to the BSS Healthcare reporting unit. So that got wrapped up in the goodwill amortization charge in the BSS Healthcare. The goodwill associated with the iSOFT reporting business, the acquisition, if you will, is not affected by the goodwill charge.

 Mike Laphen - CSC - Chairman, President and CEO

 And the iSOFT entity is over-achieving against our acquisition model. So we're pleased with where it is right now. The integration is going well.

 Mike Mancuso - CSC - VP and CFO

 (multiple speakers) And there's a discussion of that, Tien-Tsin, in our 10-Q.

 Tien-Tsin Huang - JPMorgan - Analyst

 Okay. We'll look for that. Appreciate it.

 Bryan Brady - CSC - VP of IR

 Yes. Thanks, Tien-Tsin. Operator?

Operator

 Joseph Foresi, Janney Montgomery.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 I was wondering if you guys could give a little bit more color on what's in the bookings number for this quarter? We've heard a lot of commentary about decisions being slow in the commercial sector, and then, obviously, we've talked at length about the public sector. What is the speed at which those contracts are being signed? Are you hearing of any delays? And just what is in that number?

 Mike Laphen - CSC - Chairman, President and CEO

 Well, in the Q3 number, it was primarily driven by MSS, or our outsourcing business. So that was $2.4 billion of our $4.1 billion. The NPS was at $800 million, and then our BSS was $900 million. So we would have expected the NPS to be a bit higher than it is. It's being impacted by the environmental issues that we referred to that are industry-wide. So the big driver was the commercial outsourcing. And as I said, we're quite pleased with the continuing success we're having there.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 Okay. I think maybe just within that commercial, are you seeing more stuff on the maintenance side? Are these first-time adopters? Are they recompetes? I'm just trying to get a sense, because it's pretty much slowed for a lot of your competitors in that region.

 Mike Laphen - CSC - Chairman, President and CEO

 Yes, we -- I guess we're a bit fortunate because we're doing well. On the Q3 within that -- overall, it's 93% new business; it's only 9% recompete.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 Okay. And then just the last question for me, maybe you could talk a little bit about your conversations with any clients, if you've had them, regarding management's departure. How are they taking it? Maybe any staff members on the attrition side, too?

 Mike Laphen - CSC - Chairman, President and CEO

 Well, first of all, I wouldn't comment on any discussions with customers. I think that's proprietary and so I wouldn't be comfortable with that. But in terms of the staff, no. The staff has been stable, the executive staff on down. So it's been a very stable management environment.

 Joseph Foresi - Janney Montgomery Scott - Analyst

 Okay. Thank you.

 Bryan Brady - CSC - VP of IR

 Okay. Thank you, Joe. Operator, I think we've got time for one last question, please.

Operator

 Absolutely. We will go to Moshe Katri with Cowen. Your line is open.

 Moshe Katri - Cowen & Company - Analyst

 Thanks for taking my question. This is a question for Mike Mancuso. Can you talk a bit about the way you've been accounting for some of the large megadeals during the past few years? We're getting a lot of those questions from investors. I just want to get some more color. Has CSC been using percentage of completion accounting? And anything in terms of color on that, that will be very helpful. Thanks.

 Mike Mancuso - CSC - VP and CFO

 Well, Moshe, the obvious statement is, it depends whether it's a percentage of completion contract or not. If it's multi-year, generally, with a development phase to it, more often than not, it qualifies for percentage of completion accounting, which is the proper treatment. If it's a vanilla -- and I'll call it vanilla outsourcing transaction, where we're providing service -- then it's cost incurred and monthly billing against a billing schedule.

So, more or less in the outsourcing arena, the contracts are not percentage of completion. More or less on the large project with a development phase aspect to it, they would tend to be percentage of completion treatment.

NHS multi-year, development phase kind of a contract that falls into the POC view, a large outsourcing engagement. For example, with Zurich Financial Services, would be a straight-forward cost incurred and billing kind of a contract without a percentage of completion aspect to it. So, that's about as best I can give you in guidance kind of thing.

 Moshe Katri - Cowen & Company - Analyst

 Understood. And so far, are you comfortable that CSC has used conservativism in its percentage of completion accounting policies, i.e., on certain contracts you've been conservative on your discretion in terms of achieving milestones or recognizing profits?

 Mike Mancuso - CSC - VP and CFO

 Moshe, our accounting treatment, our analysis, our process for doing estimates of completion, et cetera, et cetera, is very sophisticated and detailed. We pour over it on a quarterly basis to make sure we get it right. Our outside accounting firm also is -- needs to be satisfied that the bookkeeping is correct. So the answer is, yes, we are comfortable.

 Moshe Katri - Cowen & Company - Analyst

 Thank you very much.

 Bryan Brady - CSC - VP of IR

 Thank you, Moshe. Well, Operator, I think that's -- we're out of time now. I thank everybody, and I'd like to hand the call back to Mike Laphen for his closing remarks, please.

 Mike Laphen - CSC - Chairman, President and CEO

 Thank you, Bryan. As this will be my last earnings call with CSC, I would like to thank you for your participation over the last five years. I would also like to publicly thank the CSC team who have so ably supported these calls, and extend my personal gratitude to Mike Mancuso for his partnership over the last several years.

CSC has had challenges recently, but we have an outstanding core business consisting of world-class customers supported by a premier dedicated staff. I'm confident that the challenges will evolve into successes under Mike Lawrie's leadership. Again, thank you and farewell.

 Bryan Brady - CSC - VP of IR

 Thank you, Operator.

Operator

 And this does conclude today's teleconference. Thank you for your participation. You may disconnect at any time.